Exhibit 3.184

TERRITORY OF THE BRITISH VIRGIN ISLANDS

THE INTERNATIONAL BUSINESS COMPANIES ACT
(CAP. 291)

CERTIFICATE OF INCORPORATION (SECTIONS 14 AND 15)

No. 688132

The Registrar of Corporate Affairs of the British Virgin Islands **HEREBY CERTIFIES** *pursuant to the International Business Companies Act, Cap. 291 that all the requirements of the Act in respect of incorporation having been satisfied,*

Pride Global II Ltd.

is incorporated in the British Virgin Islands as an International Business Company this 8th day of December, 2005.

Given under my hand and seal at Road Town, in the Territory of the British Virgin Islands

REGISTRAR OF CORPORATE AFFAIRS

CRTI001L